Exhibit 2.3

STOCK PURCHASE AGREEMENT

by and among

METASTORM ACQUISITION COMPANY LLC,
Acting in its capacity as general partner of METASTORM CV

as Buyer

and

AD REM CONSULTING BVBA AND CARINE VANHOOREBEECK

THE STOCKHOLDERS OF

of

PROCESS COMPETENCE B.V.,

as Sellers

NOVEMBER 19, 2007

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is effective as of this 19th day of November, 2007 (the “Effective Date”), by and among METASTORM ACQUISITION COMPANY LLC, a Maryland LLC acting in its capacity as general partner of METASTORM CV, a Dutch limited partnership (“Buyer”), and each of AD REM CONSULTING BVBA (“AD REM”), and CARINE VANHOOREBEECK (“VANHOOREBEECK,” together with Ad Rem, collectively, “Sellers”).

WHEREAS, Process Competence, B.V., a private limited liability company organized under the laws of the Netherlands, including its Belgian branch office and Process Competence France, SARL, (collectively, the “Company”), is engaged in the business of providing services around administrative process optimization, these services comprising of among other things, consultancy, charting of existing processes, designing new processes, providing project management, selling and delivering under license ProVision® software as owned by an Affiliate of Buyer (the “Business”); and

WHEREAS, each Seller owns the respective number and type of shares of capital stock of the Company set forth on Schedule 1 hereof, which shares, in the aggregate, constitute all of the issued and outstanding shares of capital stock of the Company (collectively, the “Stock”); and

WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Stock, on the terms and conditions set forth herein; and

WHEREAS, as a material inducement for Buyer to enter into this Agreement and purchase the Stock, Ad Rem has agreed to be engaged and cause the individuals set forth on Schedule 1.1 to act as contractors of Buyer (“Contractors”), following “Closing” (as defined herein), on the terms and conditions set forth in the Contractor Agreement attached hereto as Exhibit A (the “Contractor Agreement”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS.

The following terms shall have the following meanings for purposes of this Agreement:

“2007 Financial Statements” shall mean the unaudited statements of operations, stockholders’ equity, cash flows, and the balance sheet of the Company for the period ending December 31, 2007.

“2008 Revenue Payment” shall have the meaning set forth in Section 2.4 below.

“Affiliate” shall mean, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” or any form thereof means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person through the ownership of voting securities, by contract or otherwise.

“Applicable Rate” shall mean the prime rate of interest as set forth in the Money Rates Section of The Wall Street Journal from time to time.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.3 below.

“Closing Date Cash” shall mean the Company’s cash and cash equivalents as of the close of business on the date immediately preceding the Closing Date as set forth in the Closing Date Balance Sheet.

“Consents” shall mean all notices, filings, consents, approvals and other items set forth on Schedule 4.4 hereof.

“Contracts” shall mean all agreements, leases, contracts, orders, commitments (whether written or oral and including any amendments and other modifications thereto) to which the Company is a party or which are binding on the Company as of the date of this Agreement including without limitation, all customer contracts, service contracts, supplier contracts, leases, licenses, purchase agreements, and employment agreements, and sales representative or agency agreements.

“Financial Statements” shall mean the unaudited statements of operations, stockholders’ equity, cash flows, and the balance sheet of the Company for the period ending December 31, 2006 and the monthly and year to date periods ending September 30, 2007 for the Belgian branch of Process Competence, B.V., copies of which are attached hereto as Exhibit B and made a part hereof.

“Identifiers” means (a) internet domain names; (b) ranges of internet protocol addresses and, to the extent not included in such ranges, individual internet protocol addresses, but not including any such addresses within the three blocks reserved by the Internet Assigned Numbers Authority for private internets (i.e., 10.0.0.0/8, 172.16.0.0/12 and 192.168.0.0/15); (c) secure socket layer certificates; (d) Software code signing certificates; and (e) telephone numbers and telephone directory listings.

“IFRS” shall mean the International Financial Reporting Standards as adopted by the European Union. IFRS includes the application of International Financial Reporting Standards including International Accounting Standards and related Interpretations of the International Financial Reporting Interpretations Committee and Interpretations of the Standing Interpretations Committee.

“Intellectual Property Rights” shall mean the Company’s (a) Patents, Trade Names and Marks, Trade Secrets, copyrights, designs and any pending applications for any of the foregoing, (b) items, designs, concepts, techniques, inventions, discoveries and improvements, whether or not subject to a Patent (or similar protection) and whether or not patentable, copyrightable, or capable or being similarly protected, including all Know How, and (c) other rights in intellectual property of any type or description, including but not limited to source codes and software, in each case on a worldwide basis, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections related to the foregoing.

“Invoiced Revenue” shall mean the Company’s total invoiced and collectible revenue for the applicable period; for purposes hereof, collectible revenue shall mean revenue collected within ninety (90) days of the date of invoice.

“Know How” shall mean all (a) technical data or information contained in designs, drawings, manuals, memoranda, formulations and methods, (b) specifications and performance criteria, (c) operating instructions and maintenance procedures, (d) manufacturing and/or production information, (e) computer-aided design, and (f) information relating to disclosure and applications for Patents.

“Lien” shall mean, with respect to any asset, any mortgage, pledge, lien, right, deed, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, whether tangible or intangible, or a security interest of any kind (including a conditional sale or other title retention agreement), a license of any intellectual property right, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Belgian Law of 6 June 1994, the Loi Dailly, the Dutch Civil Code or equivalent statutes of any jurisdiction.

“Machinery and Equipment” shall mean all fixed and moveable machinery, equipment, vehicles, furniture, fixtures, supplies, tools, accessories, parts and all other tangible personal property, owned or leased by the Company, which are used in, useful in, or held in connection with, the conduct of the Business.

“Notarial Deed” means the notarial deed by execution of which the Stock shall be transferred from the Sellers to Buyer of which the draft in English in agreed form is attached to this Agreement as Exhibit D;

“Notary” means Mr. A.J. Wiggers, his deputy or any other civil law notary at the offices of DLA Piper Nederland N.V., the Netherlands;

“Parties” shall mean the Buyer and the Sellers, and “Party” shall mean either the Buyer or any of the Sellers.

“Patent” shall mean any and all United States, and foreign (a) patents, (b) patent applications, (c) divisional patents or renewals, reissues, extensions, continuations or continuations-in-part, (d) inventor’s certificates or the like, and (e) design registrations, irrespective of the name in which such patents, patent applications, divisional patents or renewals, reissues, extensions, continuations or continuations-in-part or inventor’s certificates or design registrations are or were pending, granted or registered in any country or jurisdiction in the world.

“Person” shall mean an individual, corporation, association, partnership, limited liability company, trust, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or any other organization or entity.

“Proprietary Information” means all information about the Company or any Party hereto (the “Disclosing Party”) or its properties or operations furnished to any other Party hereto (the “Receiving Party”) or its agents or representatives by the Disclosing Party or its agents or representatives, regardless of the manner or medium in which it is furnished; provided, however, that Proprietary Information shall not include information that is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its agents or representatives.

“Seller Representative” shall mean Stefaan Lambrecht, the sole shareholder of Ad Rem.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any government entity, whether disputed or not, and any charges, interest or penalties imposed or that may be imposed thereon by any government entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threshold Cash” shall mean €0.

“Trade Names and Marks” shall mean any and all common law, United States and foreign trademarks, service marks, URLs and Internet domain names, trade names, slogans, logos, trade dress, packaging design, and similar means of identification of products and services, including incidental use of any trade name for such purpose, and applications or registrations for same, together with all goodwill related to the foregoing.

“Trade Secrets” shall mean all of the Company’s information that (i) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transaction Documents” shall mean this Agreement and the Contractor Agreement, and all of the other certificates, instruments and documents required hereby.

2.                                      PURCHASE AND SALE OF STOCK.

2.1                               Purchase and Sale of Stock. Each Seller waives any pre-emptive right she or it may have to purchase the shares of Stock held by the other and   upon the terms and subject to the conditions set forth in this Agreement, Sellers jointly and severally agree to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all of the shares of Stock

2.2                               Purchase Price; Payment of Base Purchase Price. The aggregate amount payable by Buyer to Sellers for the Stock (the “Purchase Price”) shall be the sum of (i) the Invoiced Revenue of the Company through the Closing Date and the Invoiced Revenue from (i) Buyer’s operations in France, Belgium, Luxembourg and the Netherlands from the Closing Date until the end of the 2007 calendar year, and (ii) those customers listed on Schedule 2.2, or such other customers as the Parties may agree in writing after the date hereof and (iii) consulting services provided by Contractors outside of France, Belgium, Luxembourg and the Netherlands (the “Base Purchase Price”), subject to adjustment in accordance with Section 2.3 hereof, plus (ii) the 2008 Revenue Payment. The Base Purchase Price shall be payable as follows:

(a)                                  At Closing, Buyer shall pay to the bank account (“kwaliteitsrekening”) of the Notary at ING Bank in Amsterdam, account number 672644428 swift code INGBNL2A the aggregate amount of Six Hundred Thousand Euros (€600,000) (the “Closing Date Cash Payment”). Immediately after signing, such amount will be transferred to Sellers (allocated to each Seller in accordance with her or its percentage ownership of the Stock), by wire transfers of immediately available funds.

(b)                                 Within thirty (30) days of the completion of the compilation of the 2007 Financial Statements and calculation of the actual Base Purchase

Price (as prepared by Buyer in accordance with the standards set forth below in Section 2.3), Buyer shall pay to Sellers (allocated to each Seller in accordance with her or its percentage ownership of the Stock), by wire transfers of immediately available funds, the difference between the Base Purchase Price and the Closing Date Cash Payment.

2.3                               Post-Closing Adjustment.

(a)                                  Determination of Closing Date Balance Sheet. Within ninety (90) days after the Closing Date, Buyer shall prepare and furnish to the Seller Representative a balance sheet for the Company as of the close of business on the date immediately preceding the Closing Date (the “Closing Date Balance Sheet”) prepared in accordance with IFRS. The Closing Date Balance Sheet shall become final for all purposes unless, within thirty (30) days of the receipt of such calculation by the Seller Representative, the Sellers, jointly and not severally, shall give the Buyer notice describing the objections thereto. The Buyer and the Seller Representative will use reasonable efforts to resolve any such objections themselves. If the Buyer and the Seller Representative are unable to agree on the Closing Date Balance Sheet within fifteen (15) days after such notice is delivered, an accounting firm located in Amsterdam that has not previously been engaged by Buyer or the Company and is mutually agreeable to the Buyer and the Seller Representative (the “Independent Accountant”) shall make the final determination of the Closing Date Balance Sheet in accordance with IFRS. If the Independent Accountant resolves all of the objections in favor of the Buyer, the Sellers will be responsible for its fees and expenses. If the Independent Accountant resolves all of the objections in favor of the Sellers, the Buyer will be responsible for its fees and expenses. If the Independent Accountant resolves some of the objections in favor of each of the Buyer and the Sellers, then each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for 50% of the Independent Accountant’s fees and expenses. The date on which the Closing Date Balance Sheet is finally determined as provided above is hereinafter referred to as the “Settlement Date”.

(b)                               Payment of Adjustment Amounts. The Purchase Price shall be adjusted as follows (any adjustment to the Purchase Price hereunder is a “Post-Closing Adjustment”):

(1)                                  If the Closing Date Cash is less than the Threshold Cash, the Sellers shall pay to the Buyer such difference by wire transfer within ten (10) days following the Settlement Date.

(2)                                  If (x) the assets of the Company as of the Closing Date less (y) (i) the aggregate of current liabilities as of the Closing Date and (ii) long term liabilities as of the Closing Date (the “Net Balance Sheet Amount”) is less than zero, the Sellers shall pay to the Buyer the amount by which the Net Balance Sheet Amount is less than zero by wire transfer within ten (10) days following the Settlement Date. For purposes of this paragraph, current liabilities and long term liabilities shall have be determined in accordance with U.S. generally accepted accounting principles.

(c)                               Interest. Interest shall accrue on any Post-Closing Adjustment at the Applicable Rate on the Closing Date, commencing on the Closing Date and continuing until such Post-Closing Adjustment and interest are fully paid.

(d)                                 Allocation. The amount of any Post-Closing Adjustment to the Purchase Price pursuant to this Section 2.3 shall be allocated to each Seller in proportion with her or its percentage ownership of Stock.

2.4                               2008 Production.

(a)                                  2008 Revenue Payment. As additional consideration for the Stock, the Buyer shall make additional payments to the Sellers (allocated to each Seller in accordance with her or its percentage ownership of the Stock) with respect to the year to date period ending June 30, 2008 (the “2008 Revenue Payment”) as follows:

In the event that the Invoiced Revenue from (i) Buyer’s operations in France, Belgium, Luxembourg and the Netherlands, (ii) those customers listed on Schedule 2.2, or such other customers as the Parties may agree in writing after the date hereof and (iii) consulting services provided by Contractors outside of France, Belgium, Luxembourg and the Netherlands for the year to date period ending June 30, 2008 shall equal or exceed €625,000, the 2008 Revenue Payment shall equal €250,000 plus forty percent (40%) for each euro of Invoiced Revenue in excess of €625,000; and

(b)                               Delivery of Calculation; Objection. On or before October 30, 2008, the Buyer shall deliver to the Sellers a calculation of the Invoiced Revenue for such period made in accordance with the provisions of this Agreement. Promptly following receipt of the Buyer’s calculation of the Invoiced Revenue, the Seller Representative, on behalf of all the Sellers, shall review the same, and, within 15 days after such receipt, the Seller Representative shall deliver to the Buyer a certificate setting forth his acceptance of, or objections to, calculation of the Invoiced Revenue, together with a summary of the reasons therefor and adjustments which, in his view, are necessary to eliminate such objections. The Seller Representative shall have the right to request reasonable additional information and support from the Buyer regarding Buyer’s calculation. Buyer shall promptly, diligently and completely provide the Seller Representative with any such requested information and support. If the Seller Representative accepts the Buyer’s calculation of the Invoiced Revenue and 2008 Revenue Payment, the calculation of by the Buyer shall be deemed final and binding. If the Seller Representative objects within such 15-day period to the Buyer’s calculation, the Buyer and the Seller Representative shall use reasonable efforts during the following 30-day period to resolve any such objections. If the Buyer and the Seller Representative resolve all such differences and each sign a certificate to that effect, the determination of the Invoiced Revenue and 2008 Revenue Payment, as so adjusted, shall be deemed final and binding for purposes of this Agreement.

(c)                                  Dispute Resolution. To resolve those differences that are not resolved pursuant to Section 2.4(b), the Buyer and the Sellers shall jointly retain an independent accounting firm located in Amsterdam that has not been previously engaged by Buyer or the Company, acting through one or more audit partners knowledgeable in businesses comparable to that of the Company, and using such dispute resolution procedures as the parties may agree (or, in the absence of such agreement, as such accounting firm shall determine in its discretion), to review and resolve any dispute and to deliver a written report to the Buyer and the Sellers setting forth its determination of the Invoiced Revenue for such period. Such accounting firm shall be instructed by both the Buyer and the Seller Representative to deliver its written report not later than 30 days after expiration of the 30-day period referred to in Section 2.4(b). The determination by such accounting firm shall be deemed final and binding as of the date such written report is provided to the parties by such accounting firm. If the accounting firm resolves all of the objections in favor of the Buyer, the Sellers will be responsible for its fees and expenses. If the accounting firm resolves all of the objections in favor of the Sellers, the Buyer will be responsible for its fees and expenses. If the accounting firm resolves some of the objections in favor of each of the Buyer and the Sellers, then each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for 50% of the accounting firm’s fees and expenses.

(c)                                  Payment. The Buyer shall pay to the Sellers the 2008 Revenue Payment, if any, within 10 days following the final determination of the Invoiced Revenue for such period pursuant to Section 2.4(b) or 2.4(c) above. The Buyer and the Sellers agree that the 2008 Revenue Payment will constitute deferred payment for the Stock and an adjustment to the Purchase Price.

3.                                      CLOSING.

3.l                                  Time and Place. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company located at Excelsiorlaan 7 bus 3 – 1930 Zaventem, Belgium.

3.2                               Items to be Delivered by Sellers. At or prior to Closing, Sellers shall deliver (or cause to be delivered) the following items to Buyer:

(a)                                  The resolutions of the board of directors and if necessary of the supervisory board or the general meeting of shareholders, evidencing that Sellers are authorized to transfer the shares to Buyer.

(b)                                 The register of shareholders;

(c)                                  The Contractor Agreement executed by each of the individuals set forth on Schedule 1.1;

(d)                                 Certified copies of the charter and bylaws of the Company, and all amendments thereto;

(e)                                  The originals of each of the Consents; and

(f)                                    All such other documents, agreements, certificates or materials reasonably requested by Buyer to transfer, assign and convey good and marketable title to the Stock to Buyer, free and clear of any and all Liens, and to consummate the other transactions contemplated hereby.

3.3                               Items to be Delivered by Buyer. At or prior to Closing, Buyer shall deliver (or cause to be delivered) the following items to Sellers:

(a)                                  The Closing Date Cash Payment; and

(b)                                 Each Contractor Agreement, executed by an appropriate officer of Buyer.

3.4                               Notarial Deed.

(a)                                  Completion of the Notarial Deed will take place on Closing in Amsterdam, the Netherlands at the offices of DLA Piper Nederland N.V.

(b)                                 The transfer of the Stock shall be effectuated by means of the Notarial Deed, to be executed by the Notary on Closing.

(c)                                  The Closing Date Cash Payment shall be payable by Buyer in cash, by means of a confirmed wire transfer through the bank account (“kwaliteitsrekening”) of the Notary at ING Bank in Amsterdam, account number 672644428 swift code INGBNL2A to enable the Notary to pay the Closing Date Cash Payment to the corresponding bank accounts specified by Sellers. The payments mentioned in the aforementioned sentence will be made by the Notary on Closing with same day value (or, if paid on the following business day, to include any interest accrued thereon as a result thereof).

(d)                           With reference to the Rules of Professional Conduct (“Verordening beroeps- en gedragsregels”) of the Royal Dutch Organisation of Civil Law Notaries (“Koninklijke Notariële Beroepsorganisatie”) all Parties declare expressly to agree that:

(i)                                     DLA Piper Nederland N.V. shall act as counsel to Buyer in connection with the Notarial Deed or any related agreement, or acts as counsel for or on behalf of Buyer in the event of any dispute relating to this Agreement or any related agreement; and

(ii)                                  the Notary shall executes the Notarial Deed even though he is affiliated with DLA Piper Nederland N.V. as civil law notary.

4.                                      REPRESENTATIONS AND WARRANTIES OF SELLERS.

Sellers hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, that:

4.1                               Organization and Capitalization.

(a)                                  Process Competence B.V. is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. Process Competence SARL is a corporation duly organized, validly existing and in good standing under the laws of France, and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. Each Company is duly qualified to do business in each jurisdiction in which the Company conducts the Business or where the conduct of the Business requires it to be so qualified. Except for Process Competence SARL, Process Competence B.V. has no subsidiaries or any direct or indirect ownership interest in any other Person. Process Competence SARL has no subsidiaries or direct or indirect ownership interest in any other Person.

(b)                                 Sellers are the sole owners, beneficially and of record, of all of the Stock, free and clear of any and all Liens. The Stock constitutes all of the issued and outstanding shares of capital stock of Process Competence B.V. Other than the pre-emptive rights of each Seller, which have been waived by each Seller, none of the shares of Stock is subject to any restrictions on the transfer thereof.

(c)                                  The authorized capital stock of Process Competence B.V. consists of Ninety Thousand (90,000) shares of common stock, €10 par value of which Eighteen Hundred (1800) have been issued. All of the issued and outstanding shares of Stock are duly authorized, validly issued, fully paid and non-assessable. None of the issued and outstanding shares of Stock was issued in violation of any preemptive or preferential rights or similar claims. There are no outstanding or authorized subscriptions, warrants, options, conversion rights, exchange rights or other commitments obligating any Seller or Process Competence B.V. to issue, transfer, sell, convert or otherwise dispose of any shares of Stock or any other equity or debt securities of Process Competence B.V.

(d)                                 (1) The full names and titles of the officers and directors of Process Competence B.V. (including its Belgian branch office) are set forth on Schedule 4.1(d) hereof. True and complete copies of the deed of incorporation and Articles of Association of Process Competence B.V. are attached hereto as Exhibit C. Process Competence B.V. is not in default under, or in violation of, any provision of its deed of incorporation or Articles of Association. All records of stockholders and actions of the board of directors and/or supervisory board of the Company are on file, true and complete copies of which have been furnished to Buyer for examination. No actions have been taken since such examination by Buyer which have not been furnished to Buyer, and no corporate action outside the ordinary course of business has been taken by the Company, which action has not been disclosed to Buyer.

(2)                                  The full names and titles of the business managers of Process Competence SARL are set forth on Schedule 4.1(d) hereof. True and complete copies of the minute books of Process Competence SARL are attached hereto as Exhibit B. Process Competence SARL is not in default under, or in violation of, any provision of its organizational documents. All records of stockholders and business manager actions of the Company are contained in the minute book of the Company, true and complete copies of which have been furnished to Buyer for examination. No minutes have been included in such minute books since such examination by Buyer which have not been furnished to Buyer, and no corporate action outside the ordinary course of business has been taken by the Company, which action is not reflected in such minute books.

4.2                               Authorization; Enforceability. The execution, delivery and performance by Sellers of this Agreement and all of the other Transaction Documents to which any Seller is a party are within the power of Sellers and have been duly and validly authorized by Sellers, and no other proceedings on the part of Sellers are necessary to authorize this Agreement, the other Transaction Documents to which any Seller is a party, or the transactions contemplated hereby and thereby. This Agreement is, and the other Transaction Documents will be, when executed and delivered by Sellers, the valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

4.3                               No Violation or Conflict. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which any Seller is a party do not and will not (i) conflict with or violate any of the provisions of the organization documents of Process Competence B.V., or (ii) conflict with, violate or result in a breach of the terms, conditions or provisions of, constitute a default under, or give to any other Person any right of termination or acceleration under, any law, order, rule, ordinance, regulation, judgment, injunction, order, decree, contract, document, license, permit or instrument to which Process Competence B.V. or any Seller is a party or by which Process Competence B.V. or any Seller is bound, or (iii) result in, or require the creation or imposition of, any Lien upon or with respect to the Stock or any of the property or assets of Process Competence B.V.

4.4                               Consents. Except as set forth on Schedule 4.4 hereof, no notice to, filing with, or consent or approval of, or any other action by, any Person is necessary in connection with the execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which any Seller is a party.

4.5                               Financial Information. Seller has attached as Exhibit B hereof complete copies of the Financial Statements. The Financial Statements, including in each case the notes thereto, (a) are true, complete and correct and contain no misstatements or omissions; (b) were prepared in accordance with IFRS except as otherwise noted therein; and (c) present fairly and accurately the financial condition and the results of operations of the Company for the periods stated to be covered by such Financial Statements.

4.6                                       Company’s Assets.

(a)  The Company has good and marketable title to all of its properties and assets reflected on the Company’s Financial Statements, free and clear of any and all Liens.

(b)  Schedule 4.6(b) sets forth a complete and accurate list of all Machinery and Equipment. There are no material defects in the condition of the Machinery and Equipment, and all of the Machinery and Equipment is in good operating condition, reasonable wear-and-tear excepted.

(c)  Schedule 4.6(c) sets forth the name and address of each bank, trust company, savings and loan association, brokerage house and other financial institution at which the Company maintains an account or safety deposit box of any nature, the account number, and the name of each Person authorized to draw thereon or make withdrawals therefrom.

4.7                               Accounts Receivable. All of the Company’s accounts

 receivable reflected on the Financial Statements and those that arose thereafter are (a) valid, genuine and subsisting, have arisen in the ordinary course of the Company’s Business, (b) subject to no defenses, set-offs or counterclaims, and (c) current and collectible, subject to a reserve for bad debts in the amount of €0.

4.8                               Real Property. Except for the leasehold interests in real property set forth on Schedule 4.8 hereof (the premises subject to such leases are referred to herein as the “Real Property”), the Company does not own or lease, nor has the Company ever owned or leased, any real property. There are no violations of any applicable building, zoning, safety or other laws, ordinances or regulations with respect to the Company’s use and/or occupancy of the Real Property.

4.9                               Contracts. Attached as Schedule 4.9 hereof is a description of all of the Contracts. The Company has delivered to Buyer true and correct copies of all written Contracts identified on Schedule 4.9 and true and correct written descriptions of all oral Contracts identified on Schedule 4.9. The Contracts identified on

Schedule 4.9 are the only agreements or contracts of Seller (other than this Agreement and the other Transaction Documents) which relate to the Business. All of such Contracts are currently in full force and effect and are unmodified, and there are no defaults, or any events which, after notice or the passage of time or both, could become defaults, under any of the Contracts. Except as set forth on Schedule 4.9 hereof, with respect to each Contract, (i) such Contract was entered into at arm’s length in the ordinary course of the Company’s Business and contains profit margins commensurate with the margins achieved by the Company during the past fiscal year; (ii) none of such Contracts can be terminated only by giving payment of indemnities or a notice period exceeding three months, (iii) none of such Contracts provide for prepayments to the Company; (iv) the Company has not received any prepayments with regard to any of such Contracts; and (v) the Company is entitled to request full payment under each of such Contracts for the Company’s performance or delivery of products or services thereunder.

4.10                        Undisclosed Liabilities. The Company does not have any liabilities or obligations, whether absolute, accrued, contingent or otherwise (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that may give rise to any such liability or obligation) which are not reflected in the Financial Statements, except for liabilities and obligations incurred after September 30, 2007 in the ordinary course of the Company’s Business, the aggregate amount of which does not exceed €5,000 (excluding any and all liabilities and obligations for breach of contract, breach of warranty, tort or infringement, or resulting from any claims or suits, all of which shall be deemed to have been incurred outside of the ordinary course of the Company’s Business).

4.11                        Accounts Payable. The accounts and trade payables reflected on the Company’s balance sheet included in the Financial Statements and those that arose thereafter (collectively “Accounts Payable”) all were incurred in the ordinary course of the Company’s Business. The Company is current and is not in default with respect to such Accounts Payable.

4.12                        Intellectual Property Rights.

(a)                                  Schedule 4.12 hereof contains an accurate and complete description of all of the Intellectual Property Rights, the Company owns or has the right to use, and has the right and power to sell, assign and/or license, said Intellectual Property Rights, in each case, free and clear of any and all Liens. The Intellectual Property Rights have been duly maintained, are valid and subsisting, in full force and effect and have not been cancelled, expired or abandoned. All licenses for software to which the Company is a party or which are binding on the Company are included on Schedule 4.9 hereof as Contracts, and the Company is in full compliance with the terms thereof. Other than payments to Buyer, no royalties, honoraria or other fees are payable by the Company to any Person for the use of or right to use any Intellectual Property Rights except as set forth on Schedule 4.12.

(b)                                 Schedule 4.12 sets forth a complete and correct list of all Identifiers owned by, allocated to (in the case of ranges of internet protocol addresses and individual internet protocol addresses), or issued to (in the case of secure socket layer certificates and Software code signing certificates) the Company.

(c)                                  All Intellectual Property Rights owned by the company and protectable by copyright were created, developed and authored by either employees within the scope of their employment; or contractors who have assigned all of their rights to the Company pursuant to a written agreement. No owned Intellectual Property Rights were jointly developed with any third Person who has not assigned all of his, her or its rights to the Company pursuant to a written agreement.

(d)                                 Excluding Provision® for which no representation is provided, none of the owned Intellectual Property Rights, and no other product, service or technology used, sold, licensed, offered for sale or license, or proposed to be developed, used, sold, licensed or offered for sale or license by the Company, infringes, violates or dilutes, or interferes with, any intellectual property rights of any Person.

(e)                                  There is no pending or, to the Sellers’ knowledge, threatened claim alleging that the Company, any Intellectual Property Right, or any other product, service or technology used, sold, licensed, offered for sale or license, or proposed to be developed, used, sold, licensed or offered for sale or license by the Company, infringes, violates, misappropriates or dilutes, or interferes with, any intellectual property rights of any Person and, to the Sellers’ knowledge, there are no facts or circumstances that might reasonably provide a basis for any such claim.

(f)                                    The Company has no ownership interest in any Patents, or Trade Names and Marks.

(g)                                 The Company owns no source code.

(h)                                 The Company takes commercially reasonable measures to protect the confidentiality of Trade Secrets. No Trade Secrets have been disclosed or authorized to be disclosed to any third Person other than pursuant to a written non-disclosure agreement; and no third Person that is a party to any non-disclosure agreement with the Company is in breach or default thereof.

(i)                                     Other than ProVision®, the Company does not use any Software in the performance of its Business.

(j)                                     In each license agreement with its customers, the Company made no warranty or representation as to the performance, functionality or capability of ProVision®, except to state that such software would perform in accordance with its published specifications and/or written documentation.

(k)                                  Except as set forth on Schedule 4.12, the Company has no obligation to provide any technical support or software maintenance services to any third Person.

(l)                                     The Company are in compliance with all applicable laws, policies, programs and notices relating to the privacy of personal information; and  use commercially reasonable efforts to protect the privacy and security of all personal information in the possession of the Company, whether in written or electronic form.

(m)                               The Company has taken all reasonable steps to maintain, police and protect the Intellectual Property Rights which it owns, including the proper policing activities and the execution of appropriate confidentiality agreements and intellectual property assignments and releases. Except under valid and enforceable confidentiality obligations, there has been no material disclosure of any of the Company’s confidential information or other Trade Secrets to any Person. Except as disclosed on Schedule 4.12, and except with respect to ProVision® (i) neither the conduct of the Company’s Business nor the use of the Company’s properties and assets (including, without limitation, the Intellectual Property Rights), nor the products or services sold by the Company infringe or otherwise impair or conflict with (“Infringe”) any intellectual property rights of any Person, (ii) the Intellectual Property Rights are not being Infringed by any Person, and (iii) there is no litigation or order pending or outstanding, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property Rights, and there is no valid basis for the same. The consummation of the transactions contemplated hereby will not result in the alteration, loss or impairment of the validity, enforceability or the Company’s right to own or use any of the Intellectual Property Rights.

4.13                        Absence of Certain Changes. Since September 30, 2007, the Company has not:

(a)                                  suffered any material adverse change in its condition (financial or otherwise), Business, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, operations or prospects;

(b)                                 suffered any losses which have materially and adversely affected its Business or the value of its assets;

(c)                                  paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of the Company’s Business consistent with its past practices;

(d)                                 sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of the Company’s Business consistent with its past practices;

(e)                                  forgiven or canceled debts or waived any claims or rights of substantial value;

(f)                                    permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subject to any Lien;

(g)                                 entered into any Contract, except in the ordinary course of the Company’s Business consistent with its past practices;

(h)                                 made any material change in its accounting principles, methods or practices;

(i)                                     made any change in the terms of any employment agreement or compensatory arrangement, or any bonus, pension, insurance or other employee benefit plan, or any payment or benefit made to or for any employee;

(j)                                     failed to pay any of its obligations in the ordinary course of the Company’s Business; or

(k)                                  made any capital expenditure for additions to property or equipment in excess of Five Thousand Euros (€5,000), in the aggregate.

4.14                        Books and Records. The books of account of the Company are complete and correct in all material respects and accurately reflect, in accordance with IFRS, all of the transactions entered into by the Company or to which the Company is a party. With regard to the books and records of the Company for the current fiscal year, such records are accurate and complete through September 30, 2007, and accurately reflect, and at Closing will accurately reflect, in accordance with IFRS, subject to normal year-end adjustments, all of the transactions entered into by the Company or to which the Company is a party through September 30, 2007.

4.15                        Compliance with Laws. The Company is not in violation of any law, ordinance, directive or regulation of any governmental or regulatory body, or any order, writ, decree, judgment, or order of any court, arbitrator, or governmental or regulatory body which violation could (a) affect the legality, validity or enforceability of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (b) have a material adverse effect (individually or in the aggregate) on Buyer, the Company, or the Company’s Business, or (c) impair any Seller’s obligation to perform fully on a timely basis any obligations which any Seller has or will have under this Agreement or the other Transaction Documents.

4.16                        Litigation and Claims. There are no actions, claims, suits, or judicial, administrative, arbitration or governmental proceedings or investigations, orders, awards, decrees or judgments, now pending or, to the knowledge of any Seller, threatened against the Company, nor does any Seller know of any basis for the same.

4.17                        Broker. Neither Sellers nor the Company have made any agreement with any Person or taken any action that would cause any Person to become entitled to any agent’s, broker’s or finder’s fee or commission in connection with the transactions contemplated hereby.

4.18                        Taxes.

(a)                                  Registration. The Company (i.e. both entities and branches) have been duly and timely registered for Tax purposes in their country of residence (The Netherlands, France and Belgium).

(b)                                 Filing requirements. The Company and the Sellers have duly and timely filed, or caused to be filed with all appropriate governmental authorities, all Tax Returns, reports and declarations required by any applicable laws to have been filed by or with respect to any of it, either separately or as a member of a group of companies, each of which returns, reports and declarations correctly reflects the Tax liabilities and all other information required to be reported therein. All claims and declarations made by the Company are valid and have been made within the statutory time limits; none of the claims or declarations are in dispute and none of the claims or declarations will be withdrawn.

(c)                                  Tax residence/permanent establishment. The Company has never been treated for any Tax purpose as resident in a country other than the country of its incorporation and the Company does not have any, or have ever had within the past 10 (ten) years, a branch, agency or permanent establishment in a country other that the country of their incorporation, or is considered to be a branch, agency or permanent establishment of a company in a country resident in another country.

(d)                                 Tax liability, tax provision and capital gains. All Tax required to be paid by the Company up to Effective Date (to the extent due prior to Closing) has been paid. Furthermore, all Tax required to be withheld has been withheld.

(e)                                  Full disclosure. In so far as the Seller is aware, the Seller has disclosed fully and completely all facts, circumstances and has submitted to Purchaser all documents which influence the position of the Company regarding Tax, including but not limited to any agreement, ruling, or compromise with any Tax authority. The Company does not have the intention to conclude up to the Effective Date with any Tax authority any agreement, ruling or compromise in connection with Tax. The entering into this Agreement and the execution thereof will have no material impact on the position of the Company regarding Tax, including but not limited to any agreement, ruling, or compromise with any Tax authority and the application of favourable Tax regimes.

(f)                                    Disputes, objections, appeals, collection procedures, reminders or warrants. No disputes exist or are expected with any Tax authority regarding the Tax position of the Company or any of their properties, assets or income or regarding the Tax Returns filed by the Company. No audits, review, enquiries or investigations are presently being made or have been in the previous five years by any Tax authority or are expected regarding the Tax position of the Company or any of their properties, assets or income or regarding the Tax Returns filed by the Company. No requests for exchange of information are pending regarding Tax relating to the Company or its business relations. No objection or appeal regarding Tax is presently pending or will be filed with any Tax authority or any competent court or courts. No collection procedures have been initiated against the Company or any of their properties, assets or income for account of any Tax. The Company has not received any reminders (“notices”) or warrants relating to the payment of Tax.

(g)                                 Criminal investigation. The Company, nor so far as the Seller is aware, any of its directors in their position as director of the Company have ever been the subject of a criminal investigation, accused or found guilty of fraud, relating to or involving Tax.

(h)                                 Chain liability. The Company has not acted during the last six years as contractor or subcontractor as defined in the Chain Liability Act (“Wet Ketenaansprakelijkheid”) of the Dutch Collection Act 1990 (“Invorderingswet”) or other comparable provisions of Applicable Laws in other countries where the Company is resident.

(i)                                     Liquidator, managing director or executor of a will. The Company has never acted as the liquidator (“vereffenaar”) of any entity in the sense of the Dutch General Tax Act (“Algemene wet inzake rijksbelastingen”), and neither has the Company ever acted as a managing director of any entity in the sense of the Dutch General Tax Act (“Lichaam in de zin van de Algemene wet inzake rijksbelastingen”) or the Dutch Collection Act 1990. The Company has never acted as an executor of a will (“executeur-testamentair”)

(j)                                     Recapture Tax exemptions. The Company has never claimed or been granted exemptions from Tax, roll-over relief or other Tax facilities (including investment Tax credits and other similar Tax benefits) during the last five full financial years before the Effective Date, which would be annulled and give rise to Tax in the Tax periods after the Effective Date.

(k)                                  Material non-deductible payments. The Company does not have any obligation to make any material payment (in excess of €5,000 in total) which will be prevented from being deductible for corporate income tax purposes. Any fees paid by the Company to the Sellers or any company which forms part of the Seller’s group of companies have been paid in connection with services which were actually rendered to and received by the Company.

(l)                                     Transfer Pricing. All transactions between the Company and the Sellers or any of its affiliates were effected on arm’s length terms. No transactions or arrangements involving the Company have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by any applicable governmental authority, affecting the Tax position of any Company. The Company has kept full and accurate documentation recording methodology used to determine such arm’s length terms and consideration.

(m)                               Loss carry forward. The Company will not lose their right to carry forward losses solely as a result of entering into this Agreement or the execution thereof.

(n)                                 Assets and Tax depreciation. All tangible and intangible fixed assets held by the Company on the Effective Date qualify on the Effective Date for Tax depreciation in the Netherlands other than shares held by the Company in a subsidiary or by a subsidiary in another subsidiary.

(o)                                 Tax motivated transactions. The Company has not been a party to or otherwise involved in any transaction which is or forms part of a scheme of Tax avoidance, or for which the avoidance of Tax has been either the sole or main motive.

(p)                                 Non-deductible interest/other. The Company does not have any debts outstanding on which interest would not be deductible under the Dutch Corporate Income Tax Act 1969.

(q)                                 Written-off receivables. The Company has never written off receivables on affiliated entities (within the meaning of article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969) against taxable income.

4.19                        Customers. Schedule 4.19 hereof contains a complete and accurate list of the top twenty (20) customers of the Company’s Business on the basis of total revenues during the twelve (12) month period ending on the date of this Agreement. There has been no material adverse change in the business relationship between the Company and any such customer; there are no existing disputes with any such customer; and, to the best of Sellers’ knowledge, no such customer (i) has threatened or otherwise intends to discontinue or reduce its business with the Company, or terminate or not renew any Contract, or (ii) is insolvent or anticipates or intends to apply for the benefit of, or file a case (or have a case filed against it) under, any bankruptcy law or other law relating to insolvency or relief of debtors. Schedule 4.19 also includes a list of all customers from whom payments are delinquent and all customers of the Company to which products and/or services are no longer being provided by the Company due to poor credit history or other disputes. The Company has not received any customer complaint concerning its products and services.

4.20                        Employee and Labor Relations Matters. Schedule 4.20 hereof contains a list of all employees and contractors of the Company (full-time and part-time) and their annual compensation. None of the Company’s employees or contractors has executed any employment agreement or other contract, agreement or arrangement. With respect to all employees and any Persons retained as independent contractors, the Company has complied with all foreign and local laws and regulations respecting employment, employment discrimination, employment practices, terms and conditions of employment, payroll and withholding taxes, wages and hours, and occupational safety and health in the work place. The Company has not entered into any contract with any independent contractor, sub-contractor, agent, free-lancer or other self-employed person which may be reclassified as an employment contract.

4.21                        Employee Benefit Plans.

(a)                                  Set forth on Schedule 4.21(a) is a list of all employee benefit plans, agreements, arrangements, practices, obligations or customs, whether or not legally enforceable, to which the Company is a party or by which the Company is or ever has been a party or by which it is or ever has been bound legally or otherwise in relation to its employees or contractors, in each case, including, but not limited to, deferred compensation, pension, profit-sharing, retirement income, stock purchase, stock option, stock appreciation right, bonus, severance, consulting, retainer, welfare or incentive plan, agreement, arrangement or practice; any other plan, agreement or arrangement providing for benefits or perquisites to employees, officers, directors or agents, including but not limited to benefits related to automobiles, clubs, vacations, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance. The Company has made available to Buyer true and complete copies of all documents constituting such plans.

(b)                                 Employee Benefits Compliance.

(1)                                  Each plan complies in form and operation with laws applicable with respect to the plans and the terms of the plans. The Company has performed all of its obligations under the plans, including but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There are no actions or claims pending or threatened against such plans or any of their assets, or arising out of such plans, other than routine claims for benefits, and no facts exist which could give rise to such actions or claims.

(2)                                  All reporting, disclosure and notice requirements required by applicable law, rule or regulation, have been fully and completely satisfied with respect to each plan.

(3)                                  Payments have been made of all amounts that are required to be contributed to the plans. All unpaid benefits under the plans, whether accrued or unaccrued, have been reflected in the books and records of the Company, and such accruals are sufficient to satisfy all of the Company’s obligations under the plans. All monies withheld from employee paychecks with respect to plans have been transferred to the appropriate plan within the time required by law.

(4)                                  No plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement.

4.22                        Licenses and Permits. The Company has no licenses or permits obtained from any Person in connection with its corporate existence, the conduct of the Business (including, without limitation, operation as a licensed pharmacy), or the ownership of its property and assets, including the date of the license, the name of the issuing authority and the cost thereof. All such licenses and permits are in full force and effect and are, or upon expiration will be, renewable on terms not materially less favorable to Buyer than their existing terms. The consummation of the transactions contemplated by this Agreement will not conflict with the terms of, result in any default under, or permit or result in the termination of, any of such licenses or permits.

4.23                        Insurance. Schedule 4.23 hereof sets forth a complete and accurate list of all insurance policies of the Company and the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers’ compensation coverage and bond and surety arrangements) maintained by the Company:

(a)                                  the name of the insurer and the name of each insured party;

(b)                                 the policy number and the period of coverage;

(c)                                  a description of the scope (including an indication of whether the coverage is on a claims made, occurrence or other basis) and the amount of coverage (including deductibles and ceilings); and

(d)                                 a description of any retroactive premium adjustments or other loss-sharing arrangements.

The Company has delivered to Buyer true and correct copies of each policy listed on Schedule 4.23. Each such policy is currently in full force and effect, all premiums due and payable with respect thereto have been paid in full by the Company, the Company is not in breach or default under the terms of any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit any termination, modification, or acceleration under the policy. All of the Company’s properties and assets are currently insured against loss or damage in amounts customary in the Company’s industry.

4.24                        Related Party Transactions. The Company has not made or entered into any Contract with any Seller or any other officer, director, employee, stockholder or partner of the Company, or with any Affiliate thereof, with respect to which the Company or Buyer may have continuing obligations after Closing.

4.25                        Interest in Competitors, Customers, Etc. Neither any Seller nor any other officer, director or stockholder of the Company, nor any Affiliate thereof, has any direct ownership interest in any competitor, supplier or customer of the Company or in the properties or assets of the Company, or any other property used by the Company in the operation of the Business.

4.26                        Business Activity Restriction. There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company is a party or to which it is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

4.27                        Disclosure. There is no other fact or condition known to any Seller which has not been disclosed to Buyer and which may materially adversely affect the continued ability of the Company and Buyer to conduct the Business. Neither the Company nor any Seller has any information or knowledge of any fact relating to the Business, which, if known to Buyer, might reasonably be expected to deter Buyer from completing the transactions contemplated herein at the price and upon the other terms set forth herein.

4.28                        Notarial deed. In one and the same transaction and as a single and indivisible sale each of the Sellers shall sell and transfer through execution of the Notarial Deed with full title guarantee the number of Stock set out opposite his name in Schedule 1 and the Buyer shall purchase and accept the Stock free from all encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them on or after the date of this Agreement.

5.                                      REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, that:

5.1                               Organization. Metastorm Acquisition Company LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all the requisite company power and authority to enter into and comply with its obligations under this Agreement and the other Transaction Documents to which it is a party as the general partner of Metastorm CV and purchase the Stock pursuant to this Agreement.

5.2                               Authorization; Enforceability. The execution, delivery and performance by Buyer of this Agreement and all of the other Transaction Documents to which it is a party are within the power of Buyer and have been duly and validly authorized by Buyer, and no other proceedings on the part of Buyer are necessary to authorize this Agreement, the other Transaction Documents to which it is a party, or the transactions contemplated hereby and thereby. This Agreement is, and the other Transaction Documents will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the rights of creditors generally, and to the exercise of a court’s equitable powers.

5.3                               No Violation or Conflict. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party do not and will not (i) conflict with or violate any of the provisions of the corporate charter or bylaws or any other organizational document of Buyer, or (ii) conflict with, violate or result in a breach of the terms, conditions or provisions of, constitute a default under, or give to any other Person any right of termination or acceleration under, any law, order, rule, ordinance, regulation, judgment, injunction, order, decree, contract, agreement, document, license, permit or instrument to which Buyer is a party or by which Buyer is bound.

5.4                               Consents. No notice to, filing with, or consent or approval of, or any other action by, any Person is necessary for the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party.

5.5                               No Broker. Buyer has not made any agreement with any Person nor taken any action that would cause any Person to become entitled to any agent’s, broker’s or finder’s fee or commission in connection with the transactions contemplated hereby.

5.6                               Investment Intent. Buyer is acquiring the Stock for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933  or chapter 5 of the Dutch Financial Supervision Act (Wet financieel toezicht), each as amended, and the regulations promulgated thereunder.

5.7                               Disclosure. Neither this Agreement nor any schedule, certificate, exhibit, agreement, instrument or document furnished or to be furnished by Buyer pursuant hereto or in connection herewith contains any material misstatement of fact or omits or fails to state a material fact necessary in order to make the statements contained therein not misleading.

6.                                      ADDITIONAL MATTERS.

6.1                               Further Assurances. After Closing, Sellers agree, at Buyer’s request and without further consideration, to execute and deliver to Buyer all such additional or confirmatory instruments, reports and acknowledgments as shall be furnished for such purpose by Buyer and to take all such other actions as Buyer may reasonably request (i) to evidence or perfect the sale, assignment, transfer and conveyance to Buyer of the Stock, (ii) to vest good and marketable title thereto in Buyer, and/or (iii) to obtain possession thereof for Buyer.

6.2                               Transition. Buyer and Sellers mutually agree to cooperate fully to accomplish an orderly transition of the Business. Sellers agree to refer to Buyer and/or the Company all customer, supplier or employee inquiries relating to the operation of the Business after the Closing Date. Sellers further agree to immediately remit to the Company all payments and invoices received after Closing with respect to the operation of the Business before or after the Closing Date.

6.3                               Confidentiality. During the period commencing on the Closing Date and continuing until the second anniversary date thereof, Sellers agree to treat and hold as confidential all Proprietary Information relating to the Company and the Business, and to refrain from using or disclosing (or aiding others in using or disclosing) any and all such Proprietary Information. For purposes hereof, each Seller shall be deemed a Receiving Party (and the Buyer shall be deemed a Disclosing Party) with respect to all such Proprietary Information. In the event that any Seller is required in any legal proceeding, including, without limitation, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions hereof.

6.4                               Covenant Not to Compete.

(a)                                  During the period commencing on the Closing Date and continuing until one year following the termination of Ad Rem’s Contractor Agreement with the Buyer and until one year of the date thereof for Ms.Vanhoorebeeck (the “Non-Compete Period”), Sellers jointly and severally agree that Sellers and their stockholders will not, directly or indirectly, on their own behalf or as a partner, officer, director, stockholder, member, employee, principal, agent or consultant of, or in any other capacity for, any other Person:

(1)                                  within Belgium, Netherlands, Luxembourg and France own, finance, manage, operate, control, be employed by, provide services as a consultant to, or participate in the ownership, financing, management, operation, or control of, any Person that is engaged in the same or substantially similar business to the Business as conducted by the Company and/or Buyer or any of their Affiliates as of the date hereof or during the Non-Compete Period (collectively, the “Buyer’s Business”);

(2)                                  solicit for any Person (other than the Company, Buyer or any of their Affiliates) the business of any customer of the Company, Buyer or any of their Affiliates, which shall include any prospective customer which the Company, Buyer or any of their Affiliates was actively soliciting to be a customer at any time during the Non-Compete Period, or if a customer of the Company, Buyer or any of their Affiliates elects to move its business to a Person other than the Company, Buyer or any of their Affiliates, Sellers shall not provide any work, or have any discussions with such customer, on behalf of such other Person for the same or substantially similar business;

(3)                                  persuade or attempt to persuade any customer or prospective customer of the Company, Buyer or any of their Affiliates to discontinue or reduce its business with such Person or to do business with any other Person which is in the same business as the Buyer’s Business;

(4)                                  solicit, hire, entice, or aid, or cooperate with others in soliciting, hiring, enticing or aiding, any employee of the Company, Buyer or any of their Affiliates to leave the Company’s, Buyer’s or any of their Affiliates’ employ; or

(5)                                  make any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the Company, Buyer or any of their Affiliates, or interfere in any way with the Buyer’s Business.

(b)                                 Each Seller acknowledges and agrees that if any Seller or its members breaches any of the provisions of this Section, Buyer may suffer immediate and irreparable harm for which monetary damages alone will not be a sufficient remedy, and that, in addition to all other remedies that Buyer may have, Buyer shall be entitled to seek injunctive relief, specific performance or any other form of equitable relief to remedy a breach or threatened breach of this Section by Sellers or its members and to enforce such provisions, and each Seller, on its own behalf, and on behalf of its members, hereby waives any and all defenses which may be had on the grounds of lack of jurisdiction or competence of a court to grant such an injunction or other equitable relief. The existence of this right shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies which Buyer may have at law or in equity.

(c)                                  Each Seller has carefully considered the possible effects of the covenants not to compete and other obligations contained in this Section, and recognizes that Buyer has made every effort to limit the restrictions placed upon them to those that are reasonable and necessary to protect Buyer’s and its Affiliates’ legitimate business interests. It is the intention of the Parties that the covenants, provisions and agreements contained herein shall be enforceable to the fullest extent allowed by law. If any covenant, provision, or agreement contained herein is found by a court having jurisdiction to be unreasonable in duration, geographic scope or character of restrictions, such covenant, provision or agreement shall not be rendered unenforceable thereby, but rather the duration, geographic scope or character of restrictions of such covenant, provision or agreement shall be deemed reduced or modified with retroactive effect to render such covenant, provision or agreement reasonable, and such covenant, provision or agreement shall be enforced as modified. If the court having jurisdiction will not revise the covenant, provision or agreement, the Parties shall mutually agree to a revision having an effect as close as permitted by applicable law to the provision declared unenforceable. The Parties agree that if a court having jurisdiction determines, despite the express intent of the Parties, that any portion of the covenants, provisions or agreements contained herein are not enforceable, the remaining covenants, provisions and agreements herein shall be valid and enforceable. Moreover, to the extent that any provision is declared unenforceable, Buyer shall have any and all rights under applicable statutes, civil law or common law to enforce its rights with respect to any and all unfair competition by Sellers.

6.6                               Preparation of Returns and Payment of Taxes.

(a)                                  Buyer’s Responsibility for Preparation of Tax Returns and Payment of Taxes. The Buyer shall prepare or cause to be prepared on behalf of the Company, at no expense to the Sellers, all tax returns required to be filed after the Closing Date, and shall timely pay, or cause to be paid all taxes shown to be due thereon.

(b)                                 Cooperation on Tax Matters. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such computations, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and each Seller further agrees, upon request and at the sole cost of the requesting party, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed on the Buyer, the Company or the Sellers (including, but not limited to, with respect to the transactions contemplated hereby).

(c)                                  Control of Tax Contests. Whenever any taxing authority asserts a claim, makes a written assessment or otherwise disputes the amount of taxes for which any of the Sellers are or may be liable under this Agreement or by reason of the Sellers’ ownership of the Stock on or before the Closing Date, the Buyer shall, if informed of such an assertion, inform the Seller Representative within fifteen (15)

business days, and the Seller Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of taxes for which the Sellers may be liable; provided, however, that no settlement that could reasonably be expected to materially affect the amount of taxes imposed on the Buyer or the Company for taxable periods beginning on or after the Closing Date may be agreed to without the consent of the Buyer, which consent may not be unreasonably withheld or delayed. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of taxes for which the Buyer is or may be liable under this Agreement, the Sellers shall, if informed of such assertion in writing, inform the Buyer within fifteen (15) days, and the Buyer shall have the right to control any resulting proceedings to the extent that they relate to such claim, assessment or dispute, and to determine whether and when to settle any such claim, assessment or dispute; provided, however, that the Seller Representative shall have the right to consent, which consent shall not be unreasonably withheld or delayed, to any settlement to the extent such proceedings could reasonably be expected to materially affect the amount of taxes for which the Sellers are or may be liable.

(d)                                 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes (including any penalties and interest) incurred in connection with this Agreement and imposed upon the Sellers shall be paid by the Sellers when due. All necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees shall be filed by the Party bearing the obligation under applicable law to so file, and, if required by applicable law, the other Party or Parties will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

6.7                               338(h)(10) Election.

(a)                                  The Company and each Seller shall join with Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of Stock hereunder (collectively, a “338(h)(10) Election”). Neither the Company nor the Sellers shall take or allow any action that would result in their inability to make a valid 338(h)(10) Election. The Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election on their tax returns to the extent required by applicable law. The Sellers shall also pay any tax imposed on the Company attributable to the making of the 338(h)(10) Election, including (i) any tax imposed under Code Section 1374 in excess of amounts accrued as a current tax liability for purposes of Code Section 1374, (ii) any tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(5), (iii) any state, local or foreign tax imposed on the Company’s gain or (iv) any withholding tax resulting from a Section 338(h)(10) Election or similar elections for state income tax purposes, and the Sellers shall indemnify Buyer and the Company against any adverse consequences arising out of any failure to pay any such taxes. Each Seller will deliver to Buyer an executed Section 338(h)(10) Election and similar elections for state income tax purposes on or before the Closing Date.

(b)                                 Buyer and the Sellers agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including tax and financial accounting) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder. Buyer and the Sellers shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

7.                                      INDEMNIFICATION.

7.1                               Indemnification by Sellers and Stefaan Lambrecht. Sellers and Stefaan Lambrecht, the sole member of Ad Rem, each hereby agree, jointly and severally, to indemnify and hold harmless Buyer, its stockholders, Affiliates (including the Company), successors, assigns, officers, directors, employees, agents and representatives, from and against any and all liability, loss, cost, damages (including incidental and consequential damages), claims, obligations, fees and expenses (including reasonable attorney’s fees and expenses) (collectively, “Losses”) which any of them may sustain, directly or indirectly, by reason of:

(a)                                  the inaccuracy of, or failure to comply with, or the existence of any facts resulting in the inaccuracy or breach of, any of the warranties or representations, or nonfulfillment of any of the covenants or agreements, of Sellers contained in this Agreement, the Transaction Documents and/or in any agreement or document delivered pursuant hereto, or in connection with the Closing of the transactions contemplated hereby;

(b)                                 any and all claims, liabilities and obligations resulting from claims of ownership interest in the Company by Unita Holding B.V. or any Affiliate thereof; or

(c)                                  any and all loss which might result of the reclassification into an employment contract of a contract entered into with any independent contractor, sub-contractor, agent, free-lance agent or other self-employed person; or

(d)                                 any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

7.2                               Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Sellers, their Affiliates, successors, assigns, officers, directors, employees, agents and representatives, from and against any and all Losses which any of them may sustain, directly or indirectly, by reason of:

(a)                                  the inaccuracy of or failure to comply with, or the existence of any facts resulting in the inaccuracy or breach of, any of the warranties or  representations, or nonfulfillment of any covenants or agreements, of Buyer contained in this Agreement, the Transaction Documents or in any agreement or document delivered pursuant hereto, or in connection with the Closing of the transactions contemplated hereby; or

(b)                                 any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing.

7.3                               Third Party Claims.

(a)                                  If any claim or demand for which a party (the “Indemnifying Party,” which term shall include any party having an indemnification obligation under this Article 7) may be liable pursuant to this Article 7 is asserted against or sought to be collected from an indemnified party hereunder (the “Indemnified Party,” which term shall include any party entitled to indemnification under this Article 7), by any Person who is not an Indemnified Party hereunder, the Indemnified Party against whom the claim or demand is asserted shall promptly notify the Indemnifying Party in writing. The Indemnifying Party will have fifteen (15) days from the delivery of such notice, or such lesser time as may reasonably be available in the event that any action or proceeding has been commenced, to notify the Indemnified Party as to whether or not the Indemnifying Party will, at its sole cost and expense, defend against such claim or demand.

(b)                                 If the Indemnified Party is not notified that the Indemnifying Party will defend against such claim or demand within the period allowed after delivery of notice of the claim, the Indemnified Party shall have the right, at the Indemnifying Party’s sole cost and expense, to defend such claim or demand by appropriate proceedings or to settle or pay any such claim or demand for such an amount as the Indemnified Party shall deem appropriate.

(c)                                  If the Indemnifying Party disputes the right to indemnity, the Indemnified Party may also defend such claim or demand or settle or pay any such claim or demand, but any right to recover from the Indemnifying Party shall depend on the resolution of the dispute as to the right of indemnity.

(d)                                 If the Indemnifying Party notifies the Indemnified Party that it desires at its sole cost and expense to defend against such claim or demand, the Indemnified Party (i) shall reasonably cooperate with the Indemnifying Party, subject to reimbursement for the cost of providing such cooperation; and (ii) may elect to participate in any such defense at its sole cost and expense, but the control of such defense and its settlement or resolution shall rest primarily with the Indemnifying Party; provided, however, that the Indemnified Party may, at any time, elect to control, at the Indemnifying Party’s sole cost and expense, the defense, settlement and resolution of any claim or demand which, in the Indemnified Party’s reasonable judgment would (i) lead to any material liability or create any material financial obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (ii) harm the reputation of the Indemnified Party or any Affiliate thereof (each, a “Residual Harm”).

(e)                                  The Indemnifying Party shall keep the Indemnified Party fully informed of the status of the defense of any claim or demand which it elects to defend, and in fact defends, hereunder. The Indemnifying Party shall not compromise or settle any such claim or demand without the prior written approval of the Indemnified Party. If such prior written approval is withheld by the Indemnified Party, the liability of the Indemnifying Party with respect to such action, suit, proceeding, claim or demand shall be limited to the amount of the settlement recommended by the Indemnifying Party and not approved by the Indemnified Party in defending such claim; provided, however, that in the event of any claim or demand that, (a) in the Indemnified Party’s reasonable judgment, would result in any Residual Harm, or (b) the proposed settlement of which does not include an unconditional release of the Indemnified Party from all liability with respect to such claim or demand, the Indemnifying Party may not accept any such settlement, offer or compromise and must proceed to defend such action.

(f)                                    If the Indemnifying Party elects not to defend against any claim or demand for which it does not dispute indemnity is due or for which it disputes the right to indemnity and such dispute is resolved in a manner affirming such right to indemnity, the amount of such claim or demand, or if the same be defended by the Indemnifying Party, that portion thereof as to which such defense is unsuccessful, or any amount agreed to be paid in settlement of such claim, shall be payable in cash by the Indemnifying Party (jointly and severally, in the event Sellers are the Indemnifying Parties) to the party making demand for payment immediately upon the earlier of the time the Indemnified Party pays or incurs such Losses or at the time such Losses are due and payable.

7.4                               Other Claims. If an Indemnified Party has any claim or demand against an Indemnifying Party pursuant to this Article 7, such Indemnified Party shall notify the Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder. If the Indemnified Party is not notified (within fifteen (15) days from the delivery of such notice) by the Indemnifying Party that the Indemnifying Party disputes its liability to the Indemnified Party pursuant to this Article 7, such claim shall be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay such claim in cash immediately upon demand. If the Indemnifying Party timely notifies the Indemnified Party that it disputes its liability with respect to such claim, such dispute shall be resolved pursuant to Section 8.7 hereof.

7.5                               Setoff. In addition to, and not in limitation of, all other rights and remedies that the Indemnified Party may have, the Indemnified Party shall have the right to setoff, against any and all amounts due to the Indemnifying Party, whether due under this Agreement, the other Transaction Documents or any of the other agreements or instruments contemplated hereby, any sums for which the Indemnified Party is entitled to indemnification under this Article 7; provided that the Indemnified Party’s rights to indemnification under this Article 7 shall not be in any manner limited by or to this right of setoff. If any claim or demand for which indemnification may be required hereunder is pending at a time when the Indemnified Party is required to pay any amount due to the Indemnifying Party, then the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to withhold from such payment, until final determination of such pending claim or demand, the total amount for which the Indemnifying Party may become liable as a result thereof, as determined by the Indemnified Party reasonably and in good faith.

7.6                               Remedies Not Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation or lieu of, any statutory, equitable or common law remedy any party may have for a breach of a representation, warranty or covenant contained herein.

7.7                               Survival of Representations and Warranties.

(a)                                  All covenants, agreements, representations and warranties contained in this Agreement shall survive the Closing; provided, however, that (i) subject to clause (ii) hereof, the representations and warranties of the parties contained in this Agreement shall survive for a period of three (3) years after the Closing Date, (ii) the representations and warranties of Sellers set forth in Sections 4.1 (Organization and Capitalization), 4.15 (Compliance), 4.16 (Litigation and Claims), 4.18 (Taxes),  and 4.20 (Employee and Labor Relations Matters), hereof shall survive until the expiration of the applicable statute of limitations, and (iii) if an Indemnified Party provides proper notice to the Indemnifying Party hereunder of any then existing matter within the scope of an Indemnifying Party’s indemnity obligation within such survival periods, the Indemnified Party may pursue its claim for indemnification after such period, in which case the representation or warranty on which it is based shall survive until such claim is resolved.

(b)                                 Notwithstanding any investigation made by any party hereto prior to Closing, which shall not constitute a waiver as to enforcement of any right or remedy which a party may have, Buyer shall be presumed to have relied upon the representations and warranties of Sellers, and Sellers shall be presumed to have relied upon the representations and warranties of Buyer, in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

7.8                               Seller Representative. Sellers hereby irrevocably constitute, appoint and designate Seller Representative as their representative and attorney in fact with full and unconditional power to exercise any and all rights and obligations of Sellers under this Article 7 (and under such other provisions of this

Agreement as have explicit reference to the Seller Representative), on behalf of all Sellers, and in connection therewith, to make all requisite decisions, take all requisite actions, and receive and provide all requisite notices, on behalf of Sellers. This power of attorney is coupled with an interest and it shall not be affected by disability of any Seller, provided that if Stefaan Lambrecht should die or become incapacitated, the Sellers can revoke this power and appoint a new representative hereunder. Such appointment shall become effective upon receipt by Buyer of written notice from all Sellers setting forth such appointment.

8.                                      MISCELLANEOUS.

8.1                               Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, including, without limitation, that certain term sheet, dated October 16, 2007, by and between the Company, on the one hand, and Metastorm Inc., on the other hand. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by all Parties hereto, or in the case of a waiver, by the Party for whom such benefit was intended.

8.2                               Waiver of Compliance. A waiver of any of the provisions of this Agreement shall not constitute and shall not be deemed a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver. Wherever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.2.

8.3                               Expenses. Each of the Parties hereto shall pay the fees and expenses of its respective legal counsel, accountants and other experts and representatives incident to the negotiation and preparation of this Agreement, the consummation of the transactions contemplated by this Agreement, and in connection with any disputes between the Parties arising out of the transactions contemplated by this Agreement. Sellers shall bear all costs and expenses in connection with obtaining any and all Consents.

8.4                               Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns without the need of any prior written approval of the other Party. However, notification to the other party is required, before or afterwards.

8.5                               No Third Party Beneficiaries. Except as provided in Articles 4 and 7 hereof, nothing contained in this Agreement shall be deemed to confer any rights or benefits upon any third parties.

8.6                               Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance is or to any extent shall become invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to Persons or circumstances other than those as to which it is held invalid or unenforceable under the laws now or hereafter in effect in the jurisdictions governing this Agreement shall not be affected thereby, and each term and provision shall be held valid and enforceable to the greatest possible extent.

8.7                               Applicable Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws. Any suit involving any dispute or matter arising under this Agreement may only be brought in the state or federal courts located in the State of Maryland, United States. Each of the Parties consents to the exercise of personal jurisdiction by such court with respect to all such proceedings. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL IN ANY PROCEEDING INVOLVING ANY DISPUTE OR MATTER ARISING UNDER THIS AGREEMENT.

8.8                               Notice. All notices and communications pursuant to this Agreement shall be in writing and shall be deemed properly given and effective when received if (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) sent by other delivery service providing evidence of delivery, to the following:

If to Sellers  and Stefaan Lambrecht to:

Ad Rem Consulting BVBA

Beekstraat 127

1970 Wezembeek-Oppem, Belgium

If to Buyer, to:

Metastorm Inc.

500 East Pratt Street, Suite 1250

Baltimore, Maryland 21202

Facsimile: (443) 874-1336

Attn:  Swata J. Gandhi, Esq.

or to such other address as a Party provides (in accordance herewith) to the other Party hereto from time to time.

8.9                               Construction.

(a)                                  The Parties actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, or any dispute among the Parties with respect to the provisions hereof, no provision of this Agreement shall be construed unfavorably against any of the Parties on the ground that he, it, or his or its counsel was the drafter thereof.

(b)                                 Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

(c)                                  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

8.10                        Headings. The headings in this Agreement are for reference purposes and shall not affect the meaning or interpretation of this Agreement.

8.11                        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12                        Notices of Certain Events. Each of the Parties shall promptly notify the other Party of:  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of any of the Parties hereto, as the case may be, to obtain such consent would result in a material adverse effect on any of the parties hereto, as applicable; any notice or other communication from any government entity in connection with the transactions contemplated by this Agreement; and any actions, suits, claims, investigations or proceedings commenced or, to the best of such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such

Party or any of its Affiliates which relate to the consummation of the transactions contemplated by this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized officers, as of the Execution Date.

WITNESS/ATTEST:	BUYER:

METASTORM ACQUISITION COMPANY LLC, acting in its capacity as the general partner of METASTORM CV

BY: METASTORM INC., its sole member

	By:	/s/ Robert J. Farrell	(SEAL)
Name: Robert J. Farrell
Title: President

SELLERS:

	/s/ Carine Vanhoorebeeck		(SEAL)
Carine Vanhoorebeeck

AD REM CONSULTING BVBA

	By:	/s/ Stefaan Lambrecht	(SEAL)
Name: Stefaan Lambrecht
Title: Sole Stockholder

FOR PURPOSES OF ARTICLE SEVEN HEREOF:

	/s/ Stefaan Lambrecht		(SEAL)
Stefaan Lambrecht